EXHIBIT 99.4

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	September 30,
	2009	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$100,259	$121,092
Accounts receivable, net of an allowance
of $65 at September 30, 2009
and $114 at September 30, 2008	124,053	135,728
Income tax receivable	8,306	3,292
Insurance receivable	2,518	-
Inventories of materials and supplies, net	50,136	37,906
Deferred tax assets	35	21
Prepaid expenses and deferred costs	19,297	10,225
Total Current Assets	304,604	308,264

NET PROPERTY AND EQUIPMENT	1,184,300	787,838
	1,184,300	787,838

LONG TERM ASSETS:
Other Receivables	14,331	-
Deferred costs and other assets	6,167	3,856
	20,498	3,856
	$1,509,402	$1,099,958

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$19,066	$16,987
Accrued liabilities	58,027	42,921
Deferred credits	35,825	304
Total Current Liabilities	112,918	60,212

LONG-TERM DEBT,
net of current maturities:	275,000	170,000

LONG TERM LIABILITIES:
Deferred income taxes	6,082	10,595
Deferred credits	2,921	7,942
Other	10,188	7,519
	19,191	26,056

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
Preferred stock, no par value;
1,000 shares authorized, none outstanding	-	-
Common stock, $1 par value, 90,000 shares
authorized with 64,236 and 64,031 issued
and outstanding at September 30, 2009
and September 30, 2008, respectively	64,236	64,031
Paid-in capital	122,457	114,804
Retained earnings	915,600	664,855
Total Shareholders' Equity	1,102,293	843,690
	$1,509,402	$1,099,958